Exhibit 99.1

CyberOptics Corporation Announces 10% Workforce Reduction
Necessitated by Further Weakening of Capital Equipment Markets

Minneapolis, MN—December 7, 2012—CyberOptics Corporation (Nasdaq: CYBE) today announced the completion of a restructuring and staff reduction totaling approximately 10% of its global workforce. This action was taken in response to continued softening of the electronics market, which has resulted in significantly reduced revenue during the first two months of the fourth quarter. Management currently anticipates fourth quarter revenue will range between $5.5 million and $6.0 million.

Kathleen P. Iverson, chief executive officer and chair, commented: “The downturn in the global electronics market, which affected our operating results through the first nine months of 2012, has deepened considerably in the fourth quarter. All electronics manufacturers now appear to be deferring capital equipment orders and likely will continue doing so until global economic uncertainties are resolved and consumer confidence strengthens.”

Ms. Iverson indicated that the severance expense associated with the workforce reduction will approximate $550,000, and along with the weakened revenue, will result in a more significant net loss for the fourth quarter and full year than previously anticipated. She explained that the loss and the market downturn could also require CyberOptics to record an allowance against its deferred tax asset for accounting purposes, further compounding the magnitude of the reported net loss.

“CyberOptics has weathered many cyclical downturns before, and while we regret the workforce reduction announced today, we believe this action will enable us to operate more efficiently and effectively during this period of economic weakness,” she added. “With cash reserves of roughly $30 million and a strong pipeline of new products under development, we are confident CyberOptics will emerge from the current period well-positioned to capitalize upon a strengthening electronics market.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and profitability or loss we achieve in 2012; success of anticipated new OEM and end-user opportunities; the need for a valuation allowance with respect to our deferred tax assets; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
904/415-1415